Exhibit 99

NEWS

Contact:	Mark Truby	Whitney Small
	+1-313-323-0539	+66-2-686-4364
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	mtruby@ford.com	wsmall5@ford.com

IMMEDIATE RELEASE

FORD SELLS A PORTION OF ITS STAKE IN MAZDA; TWO COMPANIES WILL CONTINUE STRATEGIC RELATIONSHIP

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Ford Motor Company said it will sell a portion of its ownership stake in Mazda Motor Corp., and the two companies will continue their successful strategic relationship.  The ratio of Ford’s ownership of Mazda stock has been reduced from 33.4 percent to just over 13 percent.

•	The action is in line with Ford’s plan to strengthen its balance sheet and ensure it has the resources to fund its product-led transformation plan focusing on the Ford brand worldwide.

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Under the new agreement, Ford and Mazda will continue their ongoing joint ventures, as well as the sharing of platforms and powertrains.  Ford and Mazda’s nearly 30-year relationship has been and continues to be an effective way to utilize the resources of both organizations and maximize joint synergies.

•	The divestiture of Ford’s shares in Mazda will be accomplished both through the sale of shares to Mazda and the sale of shares to a group of Mazda’s strategic business partners.

DEARBORN, Mich., Nov. 18, 2008 – Ford Motor Company today announced it has entered into an agreement to sell a portion of its stake in Mazda Motor Corp. and that the two companies will continue their successful strategic relationship that spans nearly 30 years.

In line with Ford’s plan to strengthen its balance sheet and ensure it has the resources to implement its product-led transformation plan focusing on the Ford brand worldwide, the company said it is reducing its stake in Mazda from 33.4 percent to just over 13 percent.

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Under the agreement, the divestiture of Ford’s shares in Mazda will be accomplished both through the sale of shares to Mazda and the sale of shares to a group of Mazda’s strategic business partners.  The sales of the Mazda shares will net Ford approximately $540 million.

“This agreement allows Ford to raise capital that will help fund our product-led transformation, and at the same time, allows Ford and Mazda to continue our successful strategic relationship in the best interest of both companies,” said Ford President and CEO Alan Mulally.  “Ford will continue to focus on the Ford brand worldwide and deliver the products our customers really want and value.”

Ford and Mazda will continue their ongoing joint ventures, as well as the sharing of platforms and powertrains.  Ford will remain Mazda’s largest shareholder and will maintain a seat on Mazda’s Board of Directors.

“The sale of Mazda shares by our partner, Ford, will not result in any change in Mazda’s strategic direction and we will continue to accelerate our product-led brand improvement and cost innovation initiatives,” said Mazda Chairman, President and CEO Hisakazu Imaki.  “We will continue our strategic relationship through our ongoing joint ventures with Ford, as well as the sharing of platforms and powertrains.”

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Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents.  With about 224,000 employees and about 90 plants worldwide, the company’s core and affiliated automotive brands include Ford, Lincoln, Mercury, Volvo and Mazda. The company provides financial services through Ford Motor Credit Company.  For more information regarding Ford’s products, please visit www.ford.com.

Go to http://media.ford.com for news releases and high-resolution photographs.